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                                                                    Exhibit 12.1

      Calculation of Ratios of Earnings to Fixed Charges and Combined Fixed
                        Charges and Preferred Dividends
                                 (In Thousands)

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
                                                                                                                         Six Months
                                             Period Ended                                                                Ended June
                                             December 31,                    Year Ended December 31,                         30,
                                            -------------  ----------------------------------------------------------  -------------

                                                1996           1997           1998            1999           2000           2001
                                                ----           ----           ----            ----           ----           ----
EARNINGS AVAILABLE FOR FIXED CHARGES:
Net Income                                    $   (328)     $  (2,162)     $  (6,860)      $  (1,337)      $ 38,566       $ 49,929
Less: Capitalized interest                           -              -           (237)           (966)           (17)             -
Add: Fixed charges                                   -             40            603           3,870            909            362
Income tax provision                                 -              -              -               -         20,858         28,085
                                            -------------  ----------------------------------------------------------  -----------
EARNINGS AVAILABLE                            $   (328)     $  (2,122)     $  (6,494)      $   1,567       $ 60,316       $ 78,376
                                            =============  ==========================================================  ===========

FIXED CHARGES:
Interest expense                              $      -      $       -      $     279       $   2,805       $    748       $    258
Capitalized interest                                 -              -            237             966             17              -
Rental expense representative of
 interest factor                                     -             40             87              99            144            104
                                            -------------  ----------------------------------------------------------  -----------
TOTAL FIXED CHARGES                           $      -      $      40      $     603       $   3,870       $    909       $    362
                                            =============  ==========================================================  ===========
Preferred dividends on a pre-tax basis        $     16      $   1,326      $   7,094       $   7,911       $      -       $      -
                                            -------------  ----------------------------------------------------------  -----------
TOTAL FIXED CHARGES AND PREFERRED
 DIVIDENDS                                    $     16      $   1,366      $   7,697       $  11,781       $    909       $    362
                                            =============  ==========================================================  ===========

RATIO OF EARNINGS TO FIXED CHARGES                  (1)            (1)            (1)             (1)         66.35         216.51
                                            =============  ==========================================================  ===========

RATIO OF EARNINGS TO FIXED CHARGES AND
 PREFERRED DIVIDENDS                                (2)            (2)            (2)             (2)         66.35         216.51
                                            =============  ==========================================================  ===========

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(1)  Spinnaker had no fixed charges for the period from inception (December 20, 1996) through December 31, 1996. Earnings were inadequate to cover fixed charges by $2.2 million, $7.1 million and $2.3 million for the years ended December 31, 1997, 1998 and 1999, respectively.
(2)  Earnings were inadequate to cover fixed charges and preferred dividends by $0.3 million for the period from inception
     (December 20, 1996) through December 31, 1996 and by $3.5 million, $14.2 million and $10.2 million for the years ended
     December 31, 1997, 1998 and 1999, respectively.
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